Exhibit 99.1

News Release	Beam Inc. 510 Lake Cook Road Deerfield, Illinois 60015-4964 www.beamglobal.com

FOR IMMEDIATE RELEASE

CONTACT Media Relations Clarkson Hine +1-847-444-7515 Clarkson.Hine@beamglobal.com	Investor Relations Tony Diaz +1-847-444-7690 Tony.Diaz@beamglobal.com

PENDING ACQUISITION OF BEAM INC. BY SUNTORY HOLDINGS

RECEIVES EUROPEAN REGULATORY CLEARANCE

Companies Expect Transaction to Close on April 30

Deerfield, Illinois, April 22, 2014 – Beam Inc. (NYSE: BEAM) today announced that the European Commission has given regulatory clearance to the pending acquisition of Beam by Suntory Holdings. Upon completion of the $16 billion transaction, each share of Beam common stock will convert into the right to receive $83.50 in cash (subject to applicable withholding taxes).

“Regulatory clearance from the European Commission paves the way to complete the transaction with Suntory Holdings next week,” said Matt Shattock, president and CEO of Beam. “We have been working with Suntory to help ensure a smooth integration as we create the world’s #3 premium spirits company, which will possess a dynamic portfolio across key categories, powerful global routes to market, and strong innovation capabilities. Our portfolios and operations are highly complementary, so we’ll be focused on sustaining our momentum and generating sales synergies as we bring our companies together.”

The transaction, which has been approved by Beam shareholders, remains subject to customary closing conditions. The companies now expect that the acquisition will be completed on April 30 in the United States, and as a result, Beam expects that its shares will no longer trade on the New York Stock Exchange effective at the end of trading on that day.

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About Beam Inc.

As one of the world’s leading premium spirits companies, Beam is Crafting the Spirits that Stir the World. Consumers from all corners of the globe call for the company’s brands, including Jim Beam Bourbon, Maker’s Mark Bourbon, Sauza Tequila, Pinnacle Vodka, Canadian Club Whisky, Courvoisier Cognac, Teacher’s Scotch Whisky, Skinnygirl Cocktails, Cruzan Rum, Hornitos Tequila, Knob Creek Bourbon, Laphroaig Scotch Whisky, Kilbeggan Irish Whiskey, Larios Gin, Whisky DYC and DeKuyper Cordials. Beam is focused on delivering superior performance with its unique combination of scale with agility and a strategy of Creating Famous Brands, Building Winning Markets and Fueling Our Growth. Beam and its 3,200 passionate associates worldwide generated 2013 sales of $2.55 billion (excluding excise taxes), volume of 37 million 9-liter equivalent cases and some of the industry’s fastest growing innovations.

Crafting the Spirits that Stir the World

PENDING ACQUISITION OF BEAM INC. BY SUNTORY HOLDINGS

RECEIVES EUROPEAN REGULATORY CLEARANCE, PAGE 2

Headquartered in Deerfield, Illinois, Beam is traded on the New York Stock Exchange under the ticker symbol BEAM and is included in the S&P 500 Index and the MSCI World Index. For more information on Beam, its brands, and its commitment to social responsibility, please visit www.beamglobal.com and www.drinksmart.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by the words “will,” “expects,” “believes” and words or phrases of similar import. Actual results could differ materially from those projected or forecast in the forward-looking statements. The factors that could cause actual results to differ materially include, without limitation, risks or uncertainties associated with: the satisfaction of the conditions precedent to the consummation of the proposed transaction with Suntory Holdings, including, without limitation, the receipt of applicable regulatory approvals; unanticipated difficulties or expenditures relating to the proposed transaction; legal proceedings instituted against Beam and others following announcement of the proposed transaction; disruptions of current plans and operations caused by the announcement and pendency of the proposed transaction; potential difficulties in employee retention as a result of the announcement and pendency of the proposed transaction; the response of customers, distributors, suppliers and competitors to the announcement of the proposed transaction; and other factors described in Beam’s annual report on Form 10-K for the year ended December 31, 2013 filed with the U.S. Securities and Exchange Commission (the “SEC”). Beam assumes no obligation to update the information in this press release, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

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Crafting the Spirits that Stir the World